Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

June 23, 2023

CenterPoint Energy Resources Corp.

1111 Louisiana Street

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed by CenterPoint Energy Resources Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $75,000,000 aggregate principal amount of the Company’s 6.10% Senior Notes due 2035 (the “Registered Notes”) to be offered by the Company in exchange for a like principal amount of the Company’s issued and outstanding 6.10% Senior Notes due 2035 (the “Restricted Notes”) (the “Exchange Offer”), certain legal matters in connection with the Registered Notes are being passed upon for you by us. The Registered Notes are to be issued under Supplemental Indenture No. 22, dated as of October 5, 2022 (the “Supplemental Indenture”), to the Indenture, dated as of February 1, 1998 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association (formerly Chase Bank of Texas, National Association)), as trustee. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the foregoing, we have examined originals, or copies certified or otherwise identified, of (i) the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the Registration Statement, (v) corporate records of the Company, including certain resolutions of the board of directors of the Company, as furnished to us by the Company, (vi) certificates of governmental and public officials and of officers and other representatives of the Company and (vii) statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for giving the opinion set forth below.

In giving the opinion set forth below, we have relied, to the extent we deemed appropriate, without independent investigation or verification, upon certificates, statements or other representations of officers and other authorized representatives of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained in

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or covered by such certificates, statements or representations. In giving the opinion set forth below, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us was accurate and complete.

In connection with this opinion letter, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Registered Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Restricted Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Registered Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.

The opinion set forth above in this opinion letter is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, each as currently in effect. We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.